Exhibit 4.10
EXECUTION COPY

COLLATERAL TRUST AGREEMENT
dated as of August 14, 2009
among
AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC,
ACEP FINANCE CORP.,
the GUARANTORS from time to time party hereto,
THE BANK OF NEW YORK MELLON,
as Trustee under the Indenture

and
THE BANK OF NEW YORK MELLON,
as Collateral Trustee

i

ii

     This Collateral Trust Agreement (this “Agreement”) is dated as of August 14, 2009 and is by and among American Casino & Entertainment Properties LLC, a Delaware limited liability company (“ACEP”), ACEP Finance Corp., a Delaware corporation (together with ACEP, each an “Issuer” and, collectively, the “Issuers”), the Guarantors from time to time party hereto, The Bank of New York Mellon, as Trustee (as defined below), and The Bank of New York Mellon, as Collateral Trustee (in such capacity and, together with its successors and assigns in such capacity, the “Collateral Trustee”).
RECITALS
     The Issuers intend to issue 11% Senior Secured Notes due 2014 (including any related exchange notes, the “Notes”) in an aggregate principal amount of $375,000,000 pursuant to an Indenture, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among the Issuers, each Guarantor from time to time party thereto and The Bank of New York Mellon, as trustee (in such capacity and, together with its successors in such capacity, the “Trustee”).
     Pursuant to the Security Documents and the Indenture, the Notes will be secured by the Collateral. Other Indebtedness incurred after the date hereof may be secured equally and ratably with the Notes if, among other things (a) such other Indebtedness was permitted to be incurred and so secured pursuant to the restrictive covenants contained in the Indenture, (b) the Issuers have designated such other Indebtedness as being entitled to the benefit of this Agreement and (c) the representative under the documentation governing such other Indebtedness delivers a lien sharing and priority confirmation to the Collateral Trustee (all as more fully provided for in this Agreement).
     This Agreement sets forth the terms on which each Secured Party has appointed the Collateral Trustee to act as the collateral trustee for the present and future holders of the Secured Debt Obligations to receive, hold, maintain, administer and distribute the Collateral at any time delivered to the Collateral Trustee or the subject of the Security Documents, and to enforce the Security Documents and all interests, rights, powers and remedies of the Collateral Trustee with respect thereto or thereunder and the proceeds thereof.
     Capitalized terms used in this Agreement have the meanings assigned to them above or in Article 1 below.
AGREEMENT
     In consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
ARTICLE 1. DEFINITIONS; PRINCIPLES OF CONSTRUCTION
     SECTION 1.1 Defined Terms. The following terms will have the following meanings:
     “ACEP” has the meaning set forth in the preamble.

     “Act of Required Debtholders” means, as to any matter at any time, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of Secured Debt representing the Required Debtholders. For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, any Issuer or any Affiliate thereof will be deemed not to be outstanding and (b) votes will be determined in accordance with Section 7.2.
     “Additional Secured Debt” has the meaning set forth in Section 3.8.
     “Additional Secured Debt Designation” mean a notice is substantially the form of Exhibit A.
     “Agreement” has the meaning set forth in the preamble.
     “Collateral” means, in the case of each Series of Secured Debt, all properties and assets of the Issuers and the Guarantors now owned or hereafter acquired in which Liens have been granted to the Collateral Trustee to secure the Secured Debt Obligations, and shall exclude any properties and assets in which the Collateral Trustee is required to release its Liens pursuant to Section 3.2; provided that, if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of an Issuer or any Guarantor, such assets or properties will cease to be excluded from the Collateral if an Issuer or any Guarantor thereafter acquires or reacquires such assets or properties.
     “Collateral Trustee” has the meaning set forth in the preamble.
     “Collateral Trust Joinder” means (i) with respect to the provisions of this Agreement relating to any Additional Secured Debt, an agreement substantially in the form of Exhibit B and (ii) with respect to the provisions of this Agreement relating to the addition of additional Guarantors, an agreement substantially in the form of Exhibit C.
     “Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) relating to the Mortgaged Premises arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, whether foreseen or unforeseen at the time of execution of this Agreement, (b) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority, or (c) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
     “Environmental Liabilities” means any liability arising from environmental issues on, in connection with or relating to the Mortgaged Premises, including, without limitation, any and all losses, claims, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs), fines, injuries and response costs (including the cost of any investigation, testing, monitoring, repair, cleanup, detoxification, preparation of any closure or other plans, or other removal, response or remedial action at or relating to the Mortgaged Premises) from, against, and with respect to, as a direct or indirect result of, or arising out of, any Release, Hazardous Material Activity, or Environmental Claim, or alleged or actual violation of any

Environmental Law, except for damages arising from any Indemnitee’s willful misconduct or gross negligence.
     “Environmental Law” means any current or future legal requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the protection, conservation, management or use of land, natural resources, and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material, or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.
     “Equally and Ratably” means, in reference to sharing of Liens or proceeds thereof as among holders of Secured Debt Obligations, that such Liens or proceeds:
     (1) will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Secured Debt when the allocation or distribution is made, and thereafter;
     (2) will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on all outstanding Secured Debt Obligations) to the Secured Debt Representative for each outstanding Series of Secured Debt Obligations, for the account of the holders of any remaining Secured Debt Obligations, ratably in proportion to the aggregate unpaid amount of such remaining Secured Debt Obligations due and demanded (with written notice to the applicable Secured Debt Representative and the Collateral Trustee) prior to the date such distribution is made.
     “Guarantors” means any Subsidiary of ACEP that executes a Note Guarantee in accordance with the provisions of the Indenture or any other Secured Debt Document, and their respective successors and assigns, in each case until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture or such other Secured Debt Document, as applicable.
     “Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous, toxic, or otherwise regulated by Environmental Law and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

     “Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, whether foreseen or unforeseen at the time of execution of this Agreement, except any activity, event or occurrence in the normal course of business that is in strict compliance with the applicable Environmental Laws, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.
     “Indemnified Liabilities” means any and all liabilities (including but not limited to all Environmental Liabilities), claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, taxes, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, performance, administration or enforcement of this Agreement or any of the other Security Documents, including amounts with respect to indemnification and any of the foregoing relating to the use of proceeds of any Secured Debt or the violation of, noncompliance with or liability under, any law (including but not limited to Environmental Laws) applicable to or enforceable against any Issuer, any Guarantor or any of their respective Subsidiaries or any of the Collateral and all reasonable costs and expenses (including reasonable fees and expenses of legal counsel selected by the Indemnitee, including, for the holders of each respective Series of Secured Debt, the reasonable fees and expenses of one primary legal counsel (and, if reasonably required, local, foreign and specialist counsel), selected by the applicable Secured Debt Representative for each such Series of Secured Debt) incurred by any Indemnitee in connection with any claim, action, investigation or proceeding in any respect relating to any of the foregoing, whether or not suit is brought.
     “Indemnitee” has the meaning set forth in Section 7.9(a).
     “Indenture” has the meaning set forth in the recitals.
     “Insolvency or Liquidation Proceeding” means:
     (1) any case commenced by or against any Issuer or any Guarantor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any Issuer or any Guarantor, any receivership or assignment for the benefit of creditors relating to any Issuer or any Guarantor or any similar case or proceeding relative to any Issuer or any Guarantor or its creditors, as such, in each case whether or not voluntary;
     (2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to any Issuer or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
     (3) any other proceeding of any type or nature in which substantially all claims of creditors of any Issuer or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.
     “Issuers” has the meaning set forth in the preamble.

     “Mortgaged Premises” means the property pledged to the Collateral Trustee, solely in its capacity as Collateral Trustee for and on behalf of the Secured Parties, by W2007 Stratosphere Propco, L.P., W2007 Stratosphere Land Propco, L.P., W2007 Aquarius Propco, L.P., W2007 Arizona Charlie’s Propco, L.P. and W2007 Fresca Propco, L.P. pursuant to that certain Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing bearing even date herewith.
     “Notes” has the meaning set forth in the recitals.
     “Note Documents” means the Indenture, the Notes and the Security Documents.
     “Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Secured Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.
     “Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.
     “Officer’s Certificate” means a certificate with respect to compliance with a condition or covenant provided for in this Agreement, signed on behalf of the Issuers by an Officer, including:
     (a) a statement that the Person making such certificate has read such covenant or condition;
     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate are based;
     (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
     (d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
     “Permitted Prior Liens” means:
     (1) Liens described in clauses (8), (9) and (12) of the definition of “Permitted Liens” under the Indenture; and

     (2) Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the Security Documents.
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.
     “Required Debtholders” means, at any time, the holders of more than 50% of the sum of:
     (a) the aggregate outstanding principal amount of Secured Debt (including outstanding letters of credit whether or not then available or drawn); and
     (b) other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Secured Debt.
     For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, any Issuer or any Affiliate thereof will be deemed not to be outstanding and (b) votes will be determined in accordance with the provisions of Section 7.2.
     “Secured Debt” means:
     (1) the Notes issued on the date hereof (including any related exchange notes); and
     (2) Indebtedness under any Credit Facility that is secured Equally and Ratably with the Notes by a Secured Debt Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document;
provided, in the case of any Indebtedness referred to in clause (2) of this definition, that:
     (a) on or before the date on which such Indebtedness is incurred by any Issuer or any Guarantor, such Indebtedness is designated by the Issuers as “Secured Debt” for the purposes of the Secured Debt Documents in an Additional Secured Debt Designation executed and delivered in accordance with Section 3.8(a);
     (b) the Secured Debt Representative for such Indebtedness executes and delivers a Collateral Trust Joinder in accordance with Section 3.8(b); and
     (c) all other requirements set forth in Section 3.8 have been complied with.

     “Secured Debt Default” means any event or condition which, under the terms of any Secured Debt Document governing any Series of Secured Debt causes, or permits holders of Secured Debt outstanding thereunder (with or without the giving of notice or lapse of time, or both, and whether or not notice has been given or time has lapsed) to cause, the Secured Debt outstanding thereunder to become immediately due and payable.
     “Secured Debt Documents” means, collectively, the Note Documents and the indenture, credit agreement or other agreement governing each other Series of Secured Debt and the Security Documents.
     “Secured Debt Lien” means a Lien granted by a Security Document to the Collateral Trustee, at any time, upon any property of any Issuer or any Guarantor to secure Secured Debt Obligations.
     “Secured Debt Obligations” means Secured Debt and all other Obligations in respect thereof.
     “Secured Debt Representative” means:
     (1) in the case of the Notes, the Trustee; or
     (2) in the case of any other Series of Secured Debt, the trustee, agent or representative of the holders of such Series of Secured Debt who maintains the transfer register for such Series of Secured Debt and (A) is appointed as a Secured Debt Representative (for purposes related to the administration of the Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Secured Debt, together with its successors in such capacity and (B) that has executed a Collateral Trust Joinder.
     “Secured Parties” means the holders of Secured Debt Obligations and the Secured Debt Representatives.
     “Security Documents” means this Agreement, each Collateral Trust Joinder and all security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by any Issuer or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Trustee, for the benefit of the Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Section 7.2.
     “Series of Secured Debt” means, severally, the Notes and each other issue or series of Secured Debt for which a single transfer register is maintained.
     “Trustee” has the meaning set forth in the recitals.
     “Trust Estate” has the meaning set forth in Section 2.1.

     “UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.
     SECTION 1.2 Rules of Interpretation.
          (a) All terms used in this Agreement and not otherwise defined herein have the meanings assigned to them in the Indenture or the UCC, as applicable.
          (b) Unless otherwise indicated, any reference to any agreement or instrument will be deemed to include a reference to that agreement or instrument as assigned, amended, supplemented, amended and restated, or otherwise modified and in effect from time to time or replaced in accordance with the terms of this Agreement.
          (c) The use in this Agreement or any of the other Security Documents of the word “include” or “including,” when following any general statement, term or matter, will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but will be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The definitions set forth herein shall apply equally to both the singular and plural forms of the terms defined.
          (d) References to “Sections,” “clauses,” “recitals” and the “preamble” will be to Sections, clauses, recitals and the preamble, respectively, of this Agreement unless otherwise specifically provided. References to “Articles” will be to Articles of this Agreement unless otherwise specifically provided. References to “Exhibits” and “Schedules” will be to Exhibits and Schedules, respectively, to this Agreement unless otherwise specifically provided.
          (e) Notwithstanding anything to the contrary in this Agreement, any references contained herein to any section, clause, paragraph, definition or other provision of the Indenture (including any definition contained therein) shall be deemed to be a reference to such section, clause, paragraph, definition or other provision as in effect on the date of this Agreement; provided, that any reference to any such section, clause, paragraph or other provision shall refer to such section, clause, paragraph or other provision of the Indenture (including any definition contained therein) as amended or modified from time to time if such amendment or modification has been made in accordance with the Indenture.
          (f) This Agreement and the other Security Documents will be construed without regard to the identity of the party who drafted it and as though the parties participated equally in drafting it. Consequently, each of the parties acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party will not be applicable either to this Agreement or the other Security Documents.

ARTICLE 2. THE TRUST ESTATE
     SECTION 2.1 Declaration of Trust.
     To secure the payment of the Secured Debt Obligations and in consideration of the mutual agreements set forth in this Agreement, each Issuer and each Guarantor hereby grants to the Collateral Trustee, and the Collateral Trustee hereby accepts and agrees to hold, in trust under this Agreement for the benefit of all present and future holders of Secured Debt Obligations, all of such Issuer’s or Guarantor’s right, title and interest in, to and under all Collateral granted to the Collateral Trustee under any Security Document for the benefit of the holders of Secured Debt Obligations, together with all of the Collateral Trustee’s right, title and interest in, to and under the Security Documents, and all interests, rights, powers and remedies of the Collateral Trustee thereunder or in respect thereof and all cash and non-cash proceeds thereof (collectively, the “Trust Estate”).
     The Collateral Trustee and its successors and assigns under this Agreement will hold the Trust Estate in trust for the benefit solely and exclusively of all present and future holders of Secured Debt Obligations as security for the payment of all present and future Secured Debt Obligations.
     Notwithstanding the foregoing, if at any time:
     (1) all Liens securing the Secured Debt Obligations have been released as provided in Section 4.1;
     (2) the Collateral Trustee holds no other property in trust as part of the Trust Estate;
     (3) no monetary obligation (other than indemnification and other contingent obligations not then due and payable and letters of credit that have been cash collateralized (at the lower of (A) 100% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Document) is outstanding and payable under this Agreement to the Collateral Trustee or any of its co-trustees or agents (whether in an individual or representative capacity);
     (4) each Issuer delivers to the Collateral Trustee an Officer’s Certificate stating that all Secured Debt Liens of the Collateral Trustee have been released in compliance with all applicable provisions of the Secured Debt Documents and that the Issuers and Guarantors are not required by any Secured Debt Document to grant any Secured Debt Lien upon any property; and
     (5) all amounts due and owing to the Collateral Trustee have been paid in full, then the trust arising hereunder will terminate, except that all provisions set forth in Sections 7.8 and 7.9 that are enforceable by the Collateral Trustee or any of its co-trustees or agents (whether in an individual or representative capacity) will remain enforceable in accordance with their terms.

     The parties further declare and covenant that the Trust Estate will be held and distributed by the Collateral Trustee subject to the further agreements herein.
     SECTION 2.2 Collateral Shared Equally and Ratably . The parties to this Agreement agree that the payment and satisfaction of all of the Secured Debt Obligations will be secured Equally and Ratably by the Liens established in favor of the Collateral Trustee for the benefit of the Secured Parties.
ARTICLE 3. OBLIGATIONS AND POWERS OF COLLATERAL TRUSTEE
     SECTION 3.1 Undertaking of the Collateral Trustee.
          (a) Each Secured Party acting through its Secured Debt Representative hereby appoints the Collateral Trustee to serve as collateral trustee hereunder on the terms and conditions set forth herein. Subject to, and in accordance with, this Agreement, the Collateral Trustee is authorized to, as collateral trustee, for the benefit solely and exclusively of the present and future Secured Parties:
          (1) accept, enter into, hold, maintain, administer and enforce all Security Documents, including all Collateral subject thereto, and all Liens created thereunder, perform its obligations under the Security Documents and protect, exercise and enforce the interests, rights, powers and remedies granted or available to it under, pursuant to or in connection with the Security Documents;
          (2) take all lawful and commercially reasonable actions permitted under the Security Documents that it may deem necessary or advisable to protect or preserve its interest in the Collateral subject thereto and such interests, rights, powers and remedies;
          (3) deliver and receive notices pursuant to the Security Documents;
          (4) sell, assign, collect, assemble, foreclose on, institute legal proceedings with respect to, or otherwise exercise or enforce the rights and remedies of a secured party (including a mortgagee, trust deed beneficiary and insurance beneficiary or loss payee) with respect to the Collateral under the Security Documents and its other interests, rights, powers and remedies;
          (5) remit as provided in Section 3.4 all cash proceeds received by the Collateral Trustee from the collection, foreclosure or enforcement of its interest in the Collateral under the Security Documents or any of its other interests, rights, powers or remedies;
          (6) execute and deliver amendments to the Security Documents as from time to time authorized pursuant to Section 7.1 accompanied by an Officer’s Certificate to the effect that the amendment was permitted under Section 7.1; and
          (7) release any Lien granted to it by any Security Document upon any Collateral if and as permitted and required by Section 4.1(b).

          (b) Each party to this Agreement acknowledges and consents to the undertaking of the Collateral Trustee set forth in Section 3.1(a) and agrees to each of the other provisions of this Agreement applicable to the Collateral Trustee.
          (c) Notwithstanding anything to the contrary contained in this Agreement, the Collateral Trustee will not commence any exercise of remedies or any foreclosure actions or otherwise take any action or proceeding against any of the Collateral (other than actions as necessary to prove, protect or preserve the Liens securing the Secured Debt Obligations) unless and until it shall have been directed by written notice of an Act of Required Debtholders and then only in accordance with the provisions of this Agreement and all applicable Gaming Laws.
          (d) Notwithstanding anything to the contrary contained in this Agreement, neither an Issuer nor any of its Affiliates may act as Collateral Trustee.
     SECTION 3.2 Release or Subordination of Liens. The Collateral Trustee will not release or subordinate any Lien of the Collateral Trustee or consent to the release or subordination of any Lien of the Collateral Trustee, except:
          (a) as directed by an Act of Required Debtholders accompanied by an Officer’s Certificate to the effect that the release or subordination was permitted by each applicable Secured Debt Document and all conditions precedent to such release or subordination have been satisfied;
          (b) as required by Article 4; or
          (c) as ordered pursuant to applicable law under a final and nonappealable order or judgment of a court of competent jurisdiction.
     SECTION 3.3 Enforcement of Liens. If the Collateral Trustee at any time receives written notice that any event has occurred that constitutes a Secured Debt Default entitling the Collateral Trustee to foreclose upon, collect or otherwise enforce its Liens hereunder, the Collateral Trustee will promptly deliver written notice thereof to the Trustee and each other Secured Debt Representative. Thereafter, the Collateral Trustee may await direction by an Act of Required Debtholders and will act, or decline to act, as directed by an Act of Required Debtholders, in the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders. Unless it has been directed to the contrary by an Act of Required Debtholders, the Collateral Trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Secured Debt Document as it may deem advisable and in the best interest of the holders of Secured Debt Obligations.
     SECTION 3.4 Application of Proceeds.
          (a) The Collateral Trustee will apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral in the following order of application:

     FIRST, to the payment of all amounts payable under this Agreement on account of the Collateral Trustee’s fees and expenses and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Trustee or any co-trustee or agent of the Collateral Trustee in connection with any Security Document, including but not limited to amounts reasonably necessary to provide for the expenses of the Collateral Trustee in maintaining and disposing of the Collateral (including, but not limited to, all amounts under Section 7.8 and all indemnification payments and reimbursements under Section 7.9);
     SECOND, to the repayment of Indebtedness and other Obligations, other than Secured Debt, secured by a Permitted Prior Lien on the Collateral sold or realized upon to the extent that such other Indebtedness or Obligation is to be discharged in connection with such sale;
     THIRD, Equally and Ratably, to the respective Secured Debt Representatives for application to the payment of all outstanding Secured Debt and any other Secured Debt Obligations that are then due and payable in such order as may be provided in the Secured Debt Documents in an amount sufficient to pay in full in cash all outstanding Secured Debt and all other Secured Debt Obligations that are then due and payable (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Secured Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 100% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Document) of all outstanding letters of credit, if any, constituting Secured Debt); and
     FOURTH, any surplus remaining after the payment in full in cash of amounts described in the preceding clauses will be paid to the applicable Issuer or the applicable Guarantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.
          (b) This Section 3.4 is intended for the benefit of, and will be enforceable as a third-party beneficiary by, each present and future holder of Secured Debt Obligations, each present and future Secured Debt Representative and the Collateral Trustee as holder of Secured Debt Liens. The Secured Debt Representative of each future Series of Secured Debt will be required to deliver a Collateral Trust Joinder including a lien sharing and priority confirmation as provided in Section 3.8 at the time of incurrence of such Series of Secured Debt.
          (c) In connection with the application of proceeds pursuant to Section 3.4(a), except as otherwise directed by an Act of Required Debtholders, the Collateral Trustee may sell any non-cash proceeds for cash prior to the application of the proceeds thereof.

     SECTION 3.5 Powers of the Collateral Trustee.
          (a) Each Secured Debt Representative and each holder of Secured Debt Obligations irrevocably authorizes and empowers the Collateral Trustee to enter into and perform its obligations and protect, perfect, exercise and enforce its interest, rights, powers and remedies under the Security Documents and applicable law and in equity and to act as set forth in this Article 3 or as requested in any lawful directions given to it from time to time in respect of any matter by an Act of Required Debtholders.
          (b) No Secured Debt Representative or holder of Secured Debt Obligations will have any liability whatsoever for any act or omission of the Collateral Trustee other than for acts or omissions at the direction of such Secured Debt Representative or holder of Secured Debt Obligations.
     SECTION 3.6 Documents and Communications. The Collateral Trustee will permit each Secured Debt Representative and each holder of Secured Debt Obligations upon reasonable written notice from time to time to inspect and copy, at the cost and expense of the party requesting such copies, any and all Security Documents and other documents, notices, certificates, instructions or communications received by the Collateral Trustee in its capacity as such.
     SECTION 3.7 For Sole and Exclusive Benefit of Holders of Secured Debt Obligations. The Collateral Trustee will accept, hold, administer and enforce all Liens on the Collateral at any time transferred or delivered to it and all other interests, rights, powers and remedies at any time granted to or enforceable by the Collateral Trustee and all other property of the Trust Estate solely and exclusively for the benefit of the present and future holders of present and future Secured Debt Obligations, and will distribute all proceeds received by it in realization thereon or from enforcement thereof solely and exclusively pursuant to the provisions of Section 3.4.
     SECTION 3.8 Additional Secured Debt.
          (a) The Collateral Trustee will, as collateral trustee, recognize a holder of Additional Secured Debt entitled to the benefits of holders of Secured Debt under this Agreement with respect to each holder of Secured Debt Obligations of a Series of Secured Debt that is issued or incurred after the date hereof that:
          (1) holds Secured Debt Obligations that are identified as Secured Debt in accordance with the procedures set forth in Section 3.8(b); and
          (2) executes, through its designated Secured Debt Representative identified pursuant to Section 3.8(b), a Collateral Trust Joinder and delivers the same to the Collateral Trustee.
          (b) The Issuers will be permitted to designate as an additional holder of Secured Debt Obligations hereunder each Person who is, or who becomes, the registered holder of Secured Debt incurred by any Issuer or any Guarantor after the date of this Agreement in accordance with the terms of all applicable Secured Debt Documents. The Issuers may only effect such designation by delivering to the Collateral Trustee an Additional Secured Debt Designation stating that:
          (1) the applicable Issuer or Guarantor intends to incur additional Secured Debt (“Additional Secured Debt”) which will be Secured Debt permitted by each applicable Secured Debt Document to be secured by a Secured Debt Lien Equally and Ratably with all previously existing and future Secured Debt;
          (2) specifying the name and address of the Secured Debt Representative for such series of Additional Secured Debt for purposes of Section 7.6.
          (3) each Issuer and Guarantor has duly authorized, executed (if applicable) and filed, registered or recorded (or caused to be filed, registered or recorded) in each appropriate governmental office all relevant filings, registrations and recordations, if any, as are necessary to cause the Additional Secured Debt to be secured by the Collateral in accordance with the Security Documents;
          (4) attached as Exhibit 1 to such Additional Secured Debt Designation is a Reaffirmation Agreement duly executed by the Issuers and each Guarantor, which Reaffirmation Agreement shall be substantially in the form of Exhibit 1 to Exhibit A hereto; and
          (5) the Issuers have caused a copy of the Additional Secured Debt Designation and the related Collateral Trust Joinder to be delivered to each then-existing Secured Debt Representative.
Although the Issuers shall be required to deliver a copy of each Additional Secured Debt Designation and each Collateral Trust Joinder to each then existing Secured Debt Representative, the failure to so deliver a copy of the Additional Secured Debt Designation and/or Collateral Trust Joinder to any then existing Secured Debt Representative shall not affect the status of such debt as Additional Secured Debt if the other requirements of this Section 3.8 are complied with. Notwithstanding the foregoing, nothing in this Agreement will be construed to allow any Issuer or any Guarantor to incur additional Indebtedness unless otherwise permitted by the terms of all applicable Secured Debt Documents. Liens upon the Collateral to secure Additional Secured Debt shall be created pursuant to the Security Documents that create Liens upon the Collateral to secure the Notes and all other Obligations in respect of the Notes; provided, that, to the extent required by applicable law, such Liens upon the Collateral to secure Additional Secured Debt may be created pursuant to separate Security Documents, which shall be in substantially the same form as the applicable Security Documents creating the Liens upon the Collateral to secure the Notes and all other Obligations in respect of the Notes. Additional Secured Debt shall not be secured by Liens upon any Collateral to the extent that the Notes and all other Obligations in respect of the Notes are not also secured by Liens on such Collateral. Additional Secured Debt shall not be guaranteed by any Person unless such Person also executes a Note Guarantee.

ARTICLE 4. OBLIGATIONS ENFORCEABLE BY THE ISSUERS AND THE GUARANTORS
     SECTION 4.1 Release of Liens on Collateral.
          (a) The Collateral Trustee’s Liens upon the Collateral will be released:
          (1) in whole, upon (A) payment in full and discharge of all outstanding Secured Debt and all other Secured Debt Obligations that are outstanding, due and payable at the time all of the Secured Debt is paid in full and discharged and (B) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination or cash collateralization (at the lower of (1) 100% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit issued pursuant to any Secured Debt Documents;
          (2) as to any Collateral that is sold, transferred or otherwise disposed of by any Issuer or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) an Issuer or a Guarantor in a transaction or other circumstance that is permitted by the Indenture and, if applicable, complies with Section 4.10 of the Indenture and is permitted by all of the other Secured Debt Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the Collateral Trustee’s Liens upon the Collateral will not be released if the sale or disposition is subject to Section 5.01 of the Indenture;
          (3) as to a release of less than all or substantially all of the Collateral (other than pursuant to Section 4.1(a)(2)), if consent to the release of all Secured Debt Liens on such Collateral has been given by an Act of Required Debtholders; and
          (4) as to a release of all or substantially all of the Collateral (other than pursuant to Sections 4.1(a)(2) or (3)), if (A) consent to release of that Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents and (B) the Issuers have delivered an Officer’s Certificate to the Collateral Trustee certifying that any such necessary consents have been obtained.
          (b) The Collateral Trustee agrees for the benefit of the Issuers and the Guarantors that if the Collateral Trustee at any time receives:
          (1) an Officer’s Certificate stating that (A) the signing officer has read Article 4 of this Agreement and understands the conditions, provisions and the definitions relating hereto, (B) such officer has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not the conditions precedent in this Agreement and all other Secured Debt Documents, if any, relating to the release of the Collateral have been complied with and (C) in the opinion of such officer, such conditions precedent, if any, have been complied with;

          (2) the proposed instrument or instruments releasing such Lien as to such property in recordable form, as applicable; and
          (3) the written confirmation of each Secured Debt Representative (such confirmation to be given following receipt of, and based solely on, the Officer’s Certificate described in clause (b)(1) above) that, in its view, such release is permitted by Section 4.1(a) and the respective Secured Debt Documents governing the Secured Debt Obligations the holders of which such Secured Debt Representative represents;
then the Collateral Trustee will execute (with such acknowledgements and/or notarizations as are required) and deliver such release to the applicable Issuer or Guarantor on or before the later of (x) the date specified in such request for such release and (y) the fifth Business Day after the date of receipt of the items required by this Section 4.1(b) by the Collateral Trustee. The Collateral Trustee shall be entitled to condition the execution and delivery of any such release documents in connection with any release pursuant to Section 4.1(a) hereof upon the prior payment in full of all amounts due and owing to the Collateral Trustee hereunder at the time of such release.
          (c) The Collateral Trustee hereby agrees that:
          (1) in the case of any release pursuant to clause (2) of Section 4.1(a), if the terms of any such sale, transfer or other disposition require the payment of the purchase price to be contemporaneous with the delivery of the applicable release, then, at the written request of and at the expense of the applicable Issuer or Guarantor, the Collateral Trustee or an agent appointed by it will either (A) be present at and deliver the release at the closing of such transaction or (B) deliver the release under customary escrow arrangements that permit such contemporaneous payment and delivery of the release; and
          (2) at any time when a Secured Debt Default under a Series of Secured Debt has occurred and is continuing, within one Business Day of the receipt by it of any Act of Required Debtholders, the Collateral Trustee will deliver a copy of such Act of Required Debtholders to each Secured Debt Representative.
          (d) Each Secured Debt Representative hereby agrees that:
          (1) as soon as reasonably practicable after receipt of an Officer’s Certificate from the Issuers pursuant to Section 4.1(b)(1) it will, to the extent required by such Section, either provide (A) the written confirmation required by Section 4.1(b)(3), (B) a written statement that such release is not permitted by Section 4.1(a) or (C) a request for further information from the Issuers reasonably necessary to determine whether the proposed release is permitted by Section 4.1(a) and after receipt of such information such Secured Debt Representative will as soon as reasonably practicable either provide the written confirmation or statement required pursuant to clause (A) or (B), as applicable; and
          (2) if required by the Secured Debt Documents applicable to such Secured Debt Representative, within one Business Day of the receipt by it of any notice from the Collateral Trustee pursuant to Section 4.1(c)(2), such Secured Debt

Representative will deliver a copy of such notice to each registered holder of the Series of Secured Debt for which it acts as Secured Debt Representative.
     SECTION 4.2 Delivery of Copies to Secured Debt Representatives. The Issuers will deliver to each Secured Debt Representative a copy of each Officer’s Certificate delivered to the Collateral Trustee pursuant to Section 4.1(b), together with copies of all documents delivered to the Collateral Trustee with such Officer’s Certificate. The Secured Debt Representatives will not be obligated to take notice thereof or to act thereon, subject to the requirements of the Secured Debt Documents applicable to such Secured Debt Representative and to Section 4.1(d).
     SECTION 4.3 Collateral Trustee not Required to Serve, File or Record. The Collateral Trustee is not required to prepare, serve, file, register or record any instrument releasing or subordinating its Liens on any Collateral; provided, however, that if any Issuer or any Guarantor shall make a written demand for a termination statement under Section 9-513(c) of the UCC, the Collateral Trustee shall comply with the written request of such Issuer or Guarantor to comply with the requirements of such UCC provision; provided, further, that the Collateral Trustee must first confirm with the Secured Debt Representatives that the requirements of such UCC provisions have been satisfied (and the Secured Debt Representatives shall promptly provide such confirmation in the event that the requirements of such UCC provisions have been satisfied).
     SECTION 4.4 Release of Liens in Respect of Notes. The Collateral Trustee’s Secured Debt Lien will no longer secure the Notes outstanding under the Indenture or any other Obligations under the Indenture, and the right of the holders of the Notes and such Obligations to the benefits and proceeds of the Collateral Trustee’s Secured Debt Lien on the Collateral will terminate and be discharged:
     (1) upon satisfaction and discharge of the Indenture as set forth under Article 11 of the Indenture;
     (2) upon a Legal Defeasance or Covenant Defeasance of the Notes as set forth under Article 8 of the Indenture;
     (3) upon payment in full and discharge of all Notes outstanding under the Indenture and all Obligations that are outstanding, due and payable under the Indenture at the time the Notes are paid in full and discharged; or
     (4) in whole or in part, with the consent of the holders of the requisite percentage of Notes in accordance with Article 9 of the Indenture.
ARTICLE 5. IMMUNITIES OF THE COLLATERAL TRUSTEE
     SECTION 5.1 No Implied Duty. The Collateral Trustee will not have any fiduciary duties to any of the parties to this Agreement, any Secured Party or any other Person nor will it have responsibilities or obligations other than those expressly assumed by it in this Agreement and the other Security Documents. The Collateral Trustee will not be required to take any action that is contrary to applicable law or any provision of this Agreement or the other Security Documents.

     SECTION 5.2 Appointment of Agents and Advisors. The Collateral Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, appraisers or other experts or advisors as it may reasonably require and will not be responsible for any misconduct or negligence on the part of any of them selected in good faith and without gross negligence.
     SECTION 5.3 Other Agreements. The Collateral Trustee has been directed to accept and is bound by the Security Documents executed by the Collateral Trustee as of the date of this Agreement and, as directed by an Act of Required Debtholders, the Collateral Trustee shall execute additional Security Documents delivered to it after the date of this Agreement; provided, however, that such additional Security Documents do not adversely affect the rights, privileges, benefits and immunities of the Collateral Trustee. The Collateral Trustee will not otherwise be bound by, or be held obligated by, the provisions of any credit agreement, indenture or other agreement governing Secured Debt (other than this Agreement and the other Security Documents).
     SECTION 5.4 Solicitation of Instructions.
          (a) The Collateral Trustee may at any time solicit written confirmatory instructions, in the form of an Act of Required Debtholders, an Officer’s Certificate, an opinion of counsel or an order of a court of competent jurisdiction, as to any discretionary action that it may be requested to take, or that it may propose to take, in the performance of any of its obligations under this Agreement or the other Security Documents.
          (b) No written direction given to the Collateral Trustee by an Act of Required Debtholders that in the sole judgment of the Collateral Trustee imposes, purports to impose or might reasonably be expected to impose upon the Collateral Trustee any obligation or liability not set forth in or arising under this Agreement and the other Security Documents will be binding upon the Collateral Trustee unless the Collateral Trustee elects, at its sole option, to accept such direction.
     SECTION 5.5 Limitation of Liability. The Collateral Trustee will not be responsible or liable for any action taken or omitted to be taken by it hereunder or under any other Security Document, except for its own gross negligence, bad faith or willful misconduct.
     SECTION 5.6 Documents in Satisfactory Form. The Collateral Trustee will be entitled to require that all agreements, certificates, opinions, instruments and other documents at any time submitted to it, including those expressly provided for in this Agreement, be delivered to it in a form that meets on its face the requirements of this Agreement.
     SECTION 5.7 Entitled to Rely. The Collateral Trustee may seek and rely upon, and shall be fully protected in relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith and upon any certification, instruction, direction, notice or other writing delivered to it by any Issuer or any Guarantor (with a certification that such statement is made in compliance with the provisions of this Agreement) or delivered to it by any Secured Debt Representative as to the holders of Secured Debt Obligations for whom it acts, without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof. The Collateral Trustee may act in reliance upon any instrument comporting with the provisions of this Agreement or any signature reasonably believed by it to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof or the other Security Documents has been duly authorized to do so. To the extent an Officer’s Certificate or opinion of counsel is required or permitted under this Agreement to be delivered to the Collateral Trustee in respect of any matter, the Collateral Trustee may rely conclusively on Officer’s Certificate or opinion of counsel as to such matter and such Officer’s Certificate or opinion of counsel shall be full warranty and protection to the Collateral Trustee for any action taken, suffered or omitted by it under the provisions of this Agreement and the other Security Documents.
     SECTION 5.8 Secured Debt Default. The Collateral Trustee will not be required to inquire as to the occurrence or absence of any default or Secured Debt Default and will not be deemed to have knowledge of or affected by or required to act upon any notice or knowledge as to the occurrence of any default or Secured Debt Default unless and until it is directed by an Act of Required Debtholders.
     SECTION 5.9 Actions by Collateral Trustee. As to any matter not expressly provided for by this Agreement or the other Security Documents, the Collateral Trustee will act or refrain from acting as directed by an Act of Required Debtholders and will be fully protected if it does so, and any action taken, suffered or omitted pursuant to hereto or thereto shall be binding on the holders of Secured Debt Obligations. The Collateral Trustee shall have no duty or responsibility to see to or monitor the performance of the Issuers and the Guarantors under the Security Documents.
     SECTION 5.10 Security or Indemnity in favor of the Collateral Trustee. The Collateral Trustee will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action. The Collateral Trustee shall be under no obligation to exercise any of the powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Required Debtholders or Secured Debt Representatives pursuant to the provisions of this Agreement, unless such Required Debtholders or Secured Debt Representatives shall have offered to the Collateral Trustee security or indemnity reasonably satisfactory to the Collateral Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.
     SECTION 5.11 Rights of the Collateral Trustee. In the event of any conflict between any terms and provisions set forth in this Agreement and those set forth in any other Security Document, the terms and provisions of this Agreement shall supersede and control the terms and provisions of such other Security Document. In the event there is any bona fide, good faith disagreement between the other parties to this Agreement or any of the other Security Documents resulting in adverse claims being made in connection with Collateral held by the Collateral Trustee and the terms of this Agreement or any of the other Security Documents do not unambiguously mandate the action the Collateral Trustee is to take or not to take in connection therewith under the circumstances then existing, or the Collateral Trustee is in doubt as to what action it is required to take or not to take hereunder or under the other Security Documents, it will be entitled to refrain from taking any action (and will incur no liability for doing so) until directed otherwise in writing by a request signed jointly by the parties hereto entitled to give such direction or by order of a court of competent jurisdiction.
     SECTION 5.12 Limitations on Duty of Collateral Trustee in Respect of Collateral.
          (a) Beyond the exercise of reasonable care in the custody of Collateral in its possession, the Collateral Trustee will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Trustee will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral. The Collateral Trustee will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Trustee will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Trustee in good faith.
          (b) The Collateral Trustee will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Collateral Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Issuer or any Guarantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Trustee hereby disclaims any representation or warranty to the present and future holders of the Secured Debt Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral.
     SECTION 5.13 Assumption of Rights, Not Assumption of Duties. Notwithstanding anything to the contrary contained herein:
     (1) each of the parties under each of the Security Documents will remain liable under each such Security Document (other than this Agreement) to the extent set forth therein to perform all of their respective duties and obligations thereunder to the same extent as if this Agreement had not be executed;
     (2) the exercise by the Collateral Trustee of any of its rights, remedies or powers hereunder will not release such parties from any of their respective duties or obligations under the other Security Documents; and

     (3) the Collateral Trustee will not be obligated to perform any of the obligations or duties of any of the parties thereunder other than the Collateral Trustee.
     SECTION 5.14 No Liability for Clean Up of Hazardous Materials. As of the date hereof, to the best of the knowledge of the Issuers and the Guarantors, (i) there are no Hazardous Materials at the Mortgaged Premises, except those that are in compliance with Environmental Law, (ii) there have been no Releases of Hazardous Materials at the Mortgaged Premises, other than those that are in compliance with Environmental Law or that have been remedied in compliance with Environmental Law or (iii) there are no outstanding Environmental Claims by any third party or any governmental authority with respect to the Issuers, the Guarantors or the Mortgaged Premises. In the event that the Collateral Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Trustee’s sole discretion may cause the Collateral Trustee to be considered an “owner or operator” under any Environmental Laws or otherwise cause the Collateral Trustee to incur, or be exposed to, any Environmental Liability or any liability under any other federal, state or local law, the Collateral Trustee reserves the right, instead of taking such action, either to resign as Collateral Trustee or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Trustee will not be liable to any Person for any Environmental Liability or any Environmental Claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any Hazardous Materials into the environment.
ARTICLE 6. RESIGNATION AND REMOVAL OF THE COLLATERAL TRUSTEE
     SECTION 6.1 Resignation or Removal of Collateral Trustee. Subject to the appointment of a successor Collateral Trustee as provided in Section 6.2 and the acceptance of such appointment by the successor Collateral Trustee:
          (a) the Collateral Trustee may resign at any time by giving not less than 30 days’ notice of resignation to each Secured Debt Representative and the Issuers;
          (b) the Collateral Trustee may be removed by an Act of Required Debtholders if the Collateral Trustee becomes subject to an Insolvency or Liquidation Proceeding or in the event of a breach or failure to perform by the Collateral Trustee of its obligations under this Agreement or any of the other Security Documents; and
          (c) the Collateral Trustee may be removed by the Issuers, if no Secured Debt Default has occurred and is continuing, in the event of a breach or failure to perform by the Collateral Trustee of its obligations under this Agreement or any of the other Security Documents.
     SECTION 6.2 Appointment of Successor Collateral Trustee. Upon any such resignation or removal, a successor Collateral Trustee may be appointed by an Act of Required Debtholders, in consultation with the Issuers. If no successor Collateral Trustee has been so appointed and accepted such appointment within 30 days after the predecessor Collateral Trustee gave notice of resignation or was removed, the retiring Collateral Trustee may (at the expense of the Issuers), at its option, appoint a successor Collateral Trustee, or petition a court of competent jurisdiction for appointment of a successor Collateral Trustee, which must be a bank or trust company:
     (1) authorized to exercise corporate trust powers;
     (2) having a combined capital and surplus of at least $500,000,000; and
     (3) maintaining an office in New York, New York.
     The Collateral Trustee will fulfill its obligations hereunder until a successor Collateral Trustee meeting the requirements of this Section 6.2 has accepted its appointment as Collateral Trustee and the provisions of Section 6.3 have been satisfied. The fees payable by the Issuers to any replacement or successor Collateral Trustee shall be no more than the fees payable to the predecessor Collateral Trustee unless otherwise agreed to by the Issuers and such replacement or successor Collateral Trustee.
     SECTION 6.3 Succession. When the Person so appointed as successor Collateral Trustee accepts such appointment:
     (1) such Person will succeed to and become vested with all the rights, powers, privileges and duties of the predecessor Collateral Trustee, and the predecessor Collateral Trustee will be discharged from its duties and obligations hereunder; and
     (2) the predecessor Collateral Trustee will (at the expense of the Issuers) promptly transfer all Liens and collateral security and other property of the Trust Estate within its possession or control to the possession or control of the successor Collateral Trustee and will execute instruments and assignments as may be necessary or desirable or reasonably requested by the successor Collateral Trustee to transfer to the successor Collateral Trustee all Liens, interests, rights, powers and remedies of the predecessor Collateral Trustee in respect of the Security Documents or the Trust Estate.
Thereafter the predecessor Collateral Trustee will remain entitled to enforce the immunities granted to it in Article 5 and the provisions of Sections 7.8 and 7.9.
     SECTION 6.4 Merger, Conversion or Consolidation of Collateral Trustee. Any Person into which the Collateral Trustee may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Collateral Trustee shall be a party, or any Person succeeding to the business of the Collateral Trustee shall be the successor of the Collateral Trustee pursuant to Section 6.3, provided that (i) without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding, such Person satisfies the eligibility requirements specified in clauses (1) through (4) of Section 6.2 and (ii) prior to any such merger, conversion or consolidation, the Collateral Trustee shall have notified the Issuers and each Secured Debt Representative thereof in writing.

ARTICLE 7. MISCELLANEOUS PROVISIONS
     SECTION 7.1 Amendment.
          (a) No amendment or supplement to the provisions of any Security Document will be effective without the approval of the Collateral Trustee acting as directed by an Act of Required Debtholders, except that:
          (1) any amendment or supplement that has the effect solely of (a) adding or maintaining Collateral, securing additional Secured Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of the Collateral Trustee therein; (b) curing any ambiguity, omission, mistake, defect or inconsistency; (c) providing for the assumption of any Issuer’s or any Guarantor’s obligations under any Secured Debt Document in the case of a merger or consolidation or sale of all or substantially all of the assets of such Issuer or Guarantor to the extent permitted by the terms of the Indenture and the other Secured Debt Documents, as applicable; or (d) making any change that would provide any additional rights or benefits to the Secured Parties or the Collateral Trustee or that does not adversely affect the legal rights under the Indenture or any other Secured Debt Document of any holder of Notes, any other Secured Party or the Collateral Trustee, will, in each case, become effective when executed and delivered by the applicable Issuer or Guarantor party thereto and the Collateral Trustee;
          (2) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Secured Debt Obligations:
          (A) to vote its outstanding Secured Debt as to any matter described as subject to an Act of Required Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Required Debtholders”),
          (B) to share in the order of application described in Section 3.4 in the proceeds of enforcement of or realization on any Collateral that has not been released in accordance with the provisions described in Section 4.1, or
          (C) to require that Liens securing Secured Debt Obligations be released only as set forth in the provisions described in Section 4.1, will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Documents;
          (3) no amendment or supplement that imposes any obligation upon the Collateral Trustee or any Secured Debt Representative or adversely affects the rights of the Collateral Trustee or any Secured Debt Representative, respectively, in its capacity as such will become effective without the consent of the Collateral Trustee or such Secured Debt Representative, respectively; and

          (4) (A) any amendment or supplement to the provisions of the Security Documents that releases Collateral will be effective only in accordance with the requirements set forth in the applicable Secured Debt Documents referenced above in Section 4.1 and (B) any amendment or supplement that results in the Collateral Trustee’s Liens upon the Collateral no longer securing the Notes and the other Obligations under the Indenture may only be effected in accordance with the provisions described above in Section 4.4.
          (b) The Collateral Trustee will not be required to enter into any amendment or supplement unless, if requested by the Collateral Trustee, it has received either or both of (i) an Officer’s Certificate to the effect that such amendment or supplement will not result in a breach of any provision or covenant contained in any of the Secured Debt Documents and/or (ii) an opinion of Issuers’ counsel to the effect that all conditions precedent hereunder to such amendment or supplement have been satisfied, which opinion of counsel may be subject to customary assumptions and exclusions and may based on an officer’s certificate with respect to factual matters. Prior to executing any amendment or supplement pursuant to this Section 7.1 in connection with the addition of Collateral, the Collateral Trustee will be entitled to receive an opinion of counsel to the Issuers addressing customary creation and perfection matters with respect to such additional Collateral (which opinion may be subject to customary assumptions and qualifications).
          (c) The holders of Secured Debt Obligations and the Secured Debt Representatives agree that each Security Document that secures Secured Debt Obligations will include the following (or substantially similar) language:
     “Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Trustee pursuant to this Agreement and the exercise of any right or remedy by such Collateral Trustee hereunder are subject to the provisions of the Collateral Trust Agreement, dated as of August 14, 2009, among American Casino & Entertainment Properties LLC, ACEP Finance Corp., the Guarantors from time to time party thereto, The Bank of New York Mellon, as Trustee under the Indenture (as defined therein), and The Bank of New York Mellon, as Collateral Trustee (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Trust Agreement”). In the event of any conflict between the terms of the Collateral Trust Agreement and this Agreement, the terms of the Collateral Trust Agreement will govern.”
; provided, however, that if the jurisdiction in which any such Secured Debt Document will be filed prohibits the inclusion of the language above or would prevent a document containing such language from being recorded, the Secured Debt Representatives agree, prior to such Secured Debt Document being entered into, to negotiate in good faith replacement language stating that the lien and security interest granted under such Secured Debt Document is subject to the provisions of this Agreement; and provided, further, however, that in any Secured Debt Document to which a party other than any Issuer, any Guarantor or the Collateral Trustee is a party, such language may be modified to provide that the Collateral Trust Agreement governs as among the Issuers, the Guarantors and the Collateral Trustee.

     SECTION 7.2 Voting. In connection with any matter under this Agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate principal amount of Secured Debt held by such Series of Secured Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Secured Debt. Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each Series of Secured Debt will cast all of its votes under that Series of Secured Debt as a block in respect of any vote under this Agreement.
     SECTION 7.3 Further Assurances; Insurance; Access; Right of Inspection.
          (a) The Issuers and the Guarantors will do or cause to be done all acts and things that may be required, or that the Collateral Trustee (acting at the direction of the Required Debtholders) from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the holders of Secured Debt Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the date hereof), in each case as contemplated by, and with the Lien priority required under, the Secured Debt Documents. In furtherance of the foregoing, concurrently with the acquisition by the Issuers or any Guarantor of any assets or property that has a Fair Market Value in excess of $2,500,000 individually or $5,000,000 in a series of one or more related transactions, to the extent that the foregoing do not constitute Excluded Assets (as defined in the Pledge and Security Agreement dated as of the date hereof among the Issuers, the Guarantors and the Collateral Trustee) and subject to the approval by Gaming Authorities or to the extent not prohibited by applicable Gaming Laws, the Issuers shall, or shall cause the applicable Guarantor to:
          (1) in the case of personal property, execute and deliver to the Collateral Trustee for the benefit of the holders such Uniform Commercial Code financing statements or take such other actions as shall be necessary or (in the reasonable opinion of the Collateral Trustee) desirable to perfect and protect the Collateral Trustee’s security interest in such assets or property for the benefit of the present and future holders of the Secured Debt Obligations;
          (2) in the case of real property, execute and deliver to the Collateral Trustee;
          (a) a deed of trust or a leasehold deed of trust, as appropriate, substantially in the form of the deeds of trust or leasehold deeds of trust, as appropriate, executed in connection with the Liens on the Properties (with such modifications as are necessary to comply with applicable law) that secure the Guarantees;

          (b) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property; and
          (c) a then current survey of such real property and flood certifications, substantially similar to the surveys delivered to the Collateral Trustee in connection with this Indenture; and
          (3) to the extent that the assets or property being made subject to security is not of a type covered by existing Security Documents, promptly deliver to the Collateral Trustee opinions of counsel, subject to customary assumptions and exclusions, if any, relating to the creation and perfection of security interests relating to such assets or property;
     provided, however, that the Issuers and the Guarantors will not be required to provide a security interest in any assets or property that are permitted to secure certain other obligations as provided for in the Indenture. If the granting of such a security interest in such property to the Collateral Trustee requires the consent of a third party, the Issuers will use commercially reasonable efforts to obtain such consent.
          (b) Upon the reasonable request of the Collateral Trustee (acting at the direction of the Required Debtholders) or any Secured Debt Representative at any time and from time to time, the Issuers and the Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the Collateral Trustee (acting at the direction of the Required Debtholders) may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents for the benefit of holders of Secured Debt Obligations.
          (c) The Issuers and the Guarantors will:
          (1) keep their properties adequately insured at all times by reputable insurers;
          (2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations;
          (3) maintain such other insurance as may be required by applicable law;
          (4) obtain title insurance on all real property Collateral insuring the Collateral Trustee’s Lien on that property (and naming the Collateral Trustee as loss payee for the benefit of the present and future holders of the Secured Debt Obligations), subject only to Permitted Liens; and

          (5) maintain such other insurance as may be required by the Secured Debt Documents, if any.
          (d) Upon the request of the Collateral Trustee (acting at the direction of the Required Debtholders or a Secured Debt Representative), the Issuers and the Guarantors will furnish to the Collateral Trustee information as to the identity and credit ratings of their property, liability and casualty insurance carriers; provided that the Collateral Trustee shall have no obligation or responsibility to monitor such insurance carriers.
          (e) All insurance policies required by Section 7.3(c) (except for insurance policies required by Section 7.3(c)(4)) will:
          (1) provide that, with respect to third party liability insurance, the holders of Secured Debt Obligations, as a class, shall be named as additional insureds, with a waiver of subrogation;
          (2) name the Collateral Trustee as a loss payee with respect to property insurance and additional insured with respect to third party liability insurance;
          (3) provide that the Collateral Trustee be given notice of any cancellation or termination of such insurance and further provide that no such cancellation or termination of such insurance shall be effective until 30 days after written notice is given by the insurers to the Collateral Trustee of such cancellation or termination; and
          (4) waive all claims for insurance premiums or commissions or additional premiums or assessments against the Secured Parties.
          (f) The Collateral Trustee shall, upon reasonable notice, have reasonable access, during normal business hours and in a manner that does not interfere with the Issuers’ and the Guarantors’ business, to the books, correspondence and records of the Issuers and the Guarantors, and the Collateral Trustee and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and the Issuers and the Guarantors agree to render to the Collateral Trustee, at such Issuer’s or Guarantor’s reasonable cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto; provided, however, that notwithstanding the foregoing, the Issuer and the Guarantors shall not be required to (i) permit any inspection, or to disclose any information, that in its reasonable business judgment would result in the disclosure of any trade secret or violate any obligations it may have to third parties with respect to confidentiality or (ii) disclose any information which is subject to the attorney-client privilege. The Collateral Trustee and its representatives shall, upon reasonable notice, also have the right to enter any premises of the Issuers and the Guarantors, during normal business hours and in a manner that does not interfere with the Issuers’ and the Guarantors’ business, and inspect any property of the Issuers and the Guarantors where any of the Collateral of the Issuers and the Guarantors granted pursuant to any Security Document is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein.

     SECTION 7.4 Successors and Assigns.
          (a) Except as provided in Section 5.2, the Collateral Trustee may not, in its capacity as such, delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights will be null and void. All obligations of the Collateral Trustee hereunder will inure to the sole and exclusive benefit of, and be enforceable by, each Secured Debt Representative and each present and future holder of Secured Debt Obligations, each of whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.
          (b) Neither any Issuer nor any Guarantor may delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights will be null and void. All obligations of the Issuers and the Guarantors hereunder will inure to the sole and exclusive benefit of, and be enforceable by, the Collateral Trustee, each Secured Debt Representative and each present and future holder of Secured Debt Obligations, each of whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.
     SECTION 7.5 Delay and Waiver. No failure to exercise, no course of dealing with respect to the exercise of, and no delay in exercising, any right, power or remedy arising under this Agreement or any of the other Security Documents will impair any such right, power or remedy or operate as a waiver thereof. No single or partial exercise of any such right, power or remedy will preclude any other or future exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.
     SECTION 7.6 Notices. Any communications, including notices and instructions, between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to the Collateral Trustee:	The Bank of New York Mellon
101 Barclay — 4 East
New York, New York 10286
Attention: Anthony Bausa, GS-ACEP
Telephone: (212) 815-5432
Fax: (212) 815-5917

If to an Issuer or Guarantor:	c/o American Casino & Entertainment
Properties LLC
200 Las Vegas Boulevard South
Las Vegas, Nevada 89104
Attention: General Counsel
Telephone: (702) 380-7632
Fax: (702) 383-5346

with copies to:

Whitehall Street Global Real Estate
Limited Partnership 2007
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attention: Whitehall Chief Financial Officer
Telephone: (212) 902-1000
Fax: (212) 357-5505

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Anthony J. Colletta, Esq. and
Neal McKnight, Esq.
Telephone: (212) 558-4000
Fax: (212) 558-3588

If to the Trustee:	The Bank of New York Mellon
101 Barclay – 4 East
New York, New York 10286
Attention: Anthony Bausa, GS-ACEP
Telephone: (212) 815-5432
Fax: (212) 815-5917
and if to any other Secured Debt Representative, to such address as it may specify by written notice to the parties named above.
     All notices and communications will be delivered in Person or by facsimile transmission or be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the relevant address set forth above or, as to holders of Secured Debt, its address shown on the register kept by the office or agency where the relevant Secured Debt may be presented for registration of transfer or for exchange. To the extent applicable, any notice or communication will also be so mailed to any Person described in § 313(c) of the Trust Indenture Act of 1939, as amended, to the extent required thereunder. Failure to mail a notice or communication to a holder of Secured Debt or any defect in it will not affect its sufficiency with respect to other holders of Secured Debt.
     All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

     SECTION 7.7 Entire Agreement. This Agreement states the complete agreement of the parties relating to the undertaking of the Collateral Trustee set forth herein and supersedes all oral negotiations and prior writings in respect of such undertaking.
     SECTION 7.8 Compensation; Expenses. The Issuers and the Guarantors jointly and severally agree to pay, promptly upon demand:
     (1) such compensation to the Collateral Trustee and its agents as the Issuers and the Collateral Trustee may agree in writing from time to time;
     (2) all reasonable costs and expenses incurred by the Collateral Trustee and its agents in the enforcement of this Agreement or any other Security Document or in the preparation, execution and delivery of any consent, amendment, waiver or other modification relating hereto or thereto;
     (3) all reasonable fees, expenses and disbursements of legal counsel and any auditors, accountants, consultants, auction agents or appraisers or other professional advisors and agents engaged by the Collateral Trustee or any Secured Debt Representative incurred in connection with the administration, performance or enforcement of this Agreement and the other Security Documents or with the preparation, execution and delivery of any consent, amendment, waiver or other modification relating hereto or thereto and any other document or matter requested by any Issuer or any Guarantor;
     (4) all reasonable costs and expenses incurred by the Collateral Trustee and its agents in creating, perfecting, preserving, releasing or enforcing the Collateral Trustee’s Liens on the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and title insurance premiums;
     (5) all other reasonable costs and expenses incurred by the Collateral Trustee and its agents in connection with the enforcement of the Security Documents and with the preparation, execution and delivery of any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby or the exercise of rights or performance of obligations by the Collateral Trustee thereunder; and
     (6) after the occurrence of any Secured Debt Default, all costs and expenses incurred by the Collateral Trustee, its agents and any Secured Debt Representative in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Security Documents or any interest, right, power or remedy of the Collateral Trustee or in connection with the collection or enforcement of any of the Secured Debt Obligations or the proof, protection, administration or resolution of any claim based upon the Secured Debt Obligations in any Insolvency or Liquidation Proceeding, including all fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Collateral Trustee, its agents or the Secured Debt Representatives.
The agreements in this Section 7.8 will survive repayment of all other Secured Debt Obligations and the removal or resignation of the Collateral Trustee.

     SECTION 7.9 Indemnity.
          (a) The Issuers and the Guarantors jointly and severally agree to defend, indemnify, pay and hold harmless the Collateral Trustee, each Secured Debt Representative and each of their respective Affiliates and each and all of their respective directors, officers, partners, trustees, employees, attorneys and agents, and (in each case) their respective heirs, representatives, successors and assigns (each of the foregoing, an “Indemnitee”) from and against any and all Indemnified Liabilities; provided that no Indemnitee will be entitled to indemnification hereunder to the extent attributable to the gross negligence or willful misconduct of such Indemnitee.
          (b) All amounts due under this Section 7.9 will be payable upon demand.
          (c) To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in Section 7.9(a) may be unenforceable in whole or in part because they violate any law or public policy, each Issuer and each Guarantor will contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
          (d) No Issuer or Guarantor will ever assert any claim against any Indemnitee, on any theory of liability, for any lost profits or special, indirect or consequential damages or (to the fullest extent a claim for punitive damages may lawfully be waived) any punitive damages arising out of, in connection with, or as a result of, this Agreement or any other Secured Debt Document or any agreement or instrument or transaction contemplated hereby or relating in any respect to any Indemnified Liability, and each Issuer and Guarantor hereby forever waives, releases and agrees not to sue upon any claim for any such lost profits or special, indirect, consequential or (to the fullest extent lawful) punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          (e) The agreements in this Section 7.9 will survive repayment of all other Secured Debt Obligations and the removal or resignation of the Collateral Trustee.
     SECTION 7.10 Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any respect or in any jurisdiction, the validity, legality and enforceability of such provision in all other respects and of all remaining provisions, and of such provision in all other jurisdictions, will not in any way be affected or impaired thereby.
     SECTION 7.11 Headings. Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Agreement and will in no way modify or restrict any of the terms or provisions hereof.
     SECTION 7.12 Obligations Secured. All obligations of the Issuers and the Guarantors set forth in or arising under this Agreement will be Secured Debt Obligations and are secured by all Liens granted by the Security Documents.
     SECTION 7.13 Governing Law. EXCEPT WITH RESPECT TO GAMING LAWS, AS APPLICABLE, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT WITHOUT GIVING

EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     SECTION 7.14 Consent to Jurisdiction. All judicial proceedings brought against any party hereto arising out of or relating to this Agreement or any of the other Security Documents shall be brought in any state or federal court of competent jurisdiction in the State, County and City of New York; provided, that the Collateral Trustee and the Secured Parties retain the right to bring proceedings against any Issuer or any Guarantor in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment. By executing and delivering this Agreement, each Issuer and Guarantor, for itself and in connection with its properties, irrevocably:
     (1) accepts generally and unconditionally the jurisdiction and venue of such courts;
     (2) waives any defense of forum non conveniens;
     (3) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at its address provided in accordance with Section 7.6;
     (4) agrees that service as provided in clause (3) above is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court and otherwise constitutes effective and binding service in every respect; and
     (5) agrees each party hereto retains the right to serve process in any other manner permitted by law.
     SECTION 7.15 Waiver of Jury Trial. Each party to this Agreement waives its rights to a jury trial of any claim or cause of action based upon or arising under this Agreement or any of the other Security Documents or any dealings between them relating to the subject matter of this Agreement or the intents and purposes of the other Security Documents. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement and the other Security Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party to this Agreement acknowledges that this waiver is a material inducement to enter into a business relationship, that each party hereto has already relied on this waiver in entering into this Agreement, and that each party hereto will continue to rely on this waiver in its related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this Section 7.15 and executed by each of the parties hereto), and this waiver will apply to any subsequent amendments, renewals, supplements or modifications of or to this Agreement or any of the other Security Documents or to any other documents or agreements relating thereto. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
     SECTION 7.16 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile), each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument.
     SECTION 7.17 Effectiveness. This Agreement will become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by each party of written notification of such execution and written or telephonic authorization of delivery thereof.
     SECTION 7.18 Additional Guarantors. The Issuers represent and warrant that each Person who is a Guarantor on the date hereof has duly executed this Agreement. The Issuers will cause each Person that hereafter becomes a Guarantor or is required by any Secured Debt Document to become a party to this Agreement to become a party to this Agreement, for all purposes of this Agreement, by causing such Person to execute and deliver to the Collateral Trustee a Collateral Trust Joinder, whereupon such Person will be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. The Issuers shall promptly provide each Secured Debt Representative with a copy of each Collateral Trust Joinder executed and delivered pursuant to this Section 7.18; provided, however, that the failure to so deliver a copy of the Collateral Trust Joinder to any then existing Secured Debt Representative shall not affect the inclusion of such Person as a Guarantor if the other requirements of this Section 7.18 are complied with.
     SECTION 7.19 Insolvency. This Agreement will be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding by or against any Issuer or any Guarantor. The relative rights, as provided for in this Agreement, will continue after the commencement of any such Insolvency or Liquidation Proceeding on the same basis as prior to the date of the commencement of any such case, as provided in this Agreement.
     SECTION 7.20 Rights and Immunities of Secured Debt Representatives. The Trustee will be entitled to all of the rights, protections, immunities and indemnities set forth in the Indenture and any future Secured Debt Representative will be entitled to all of the rights, protections, immunities and indemnities set forth in the credit agreement, indenture or other agreement governing the applicable Secured Debt with respect to which such Person will act as representative, in each case as if specifically set forth herein. In no event will any Secured Debt Representative be liable for any act or omission on the part of any Issuer or any Guarantor or the Collateral Trustee hereunder.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Collateral Trust Agreement to be executed by their respective officers or representatives as of the day and year first above written.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC, a Delaware limited liability company		ACEP FINANCE CORP., a Delaware corporation
		By:	/S/ Jeffrey Fine
By:	/S/ Jeffrey Fine		Name: Jeffrey Fine

	Name: Jeffrey Fine		Title: Authorized Signatory
Title: Authorized Signatory

STRATOSPHERE LLC, a Delaware limited liability company		STRATOSPHERE GAMING LLC, a Nevada limited liability company

By:	/S/ Jeffrey Fine	By:	/S/ Jeffrey Fine

	Name: Jeffrey Fine		Name: Jeffrey Fine
	Title: Authorized Signatory		Title: Authorized Signatory

STRATOSPHERE LAND LLC, a Delaware limited liability company		AQUARIUS GAMING LLC, a Nevada limited liability company

By:	/S/ Jeffrey Fine	By:	/S/ Jeffrey Fine

	Name: Jeffrey Fine		Name: Jeffrey Fine
	Title: Authorized Signatory		Title: Authorized Signatory

CHARLIE’S HOLDING LLC, a Delaware limited liability company		ARIZONA CHARLIE’S, LLC, a Nevada limited liability company

By:	/S/ Jeffrey Fine	By:	/S/ Jeffrey Fine

	Name: Jeffrey Fine		Name: Jeffrey Fine
	Title: Authorized Signatory		Title: Authorized Signatory

FRESCA, LLC, a Nevada limited liability company		STRATOSPHERE DEVELOPMENT, LLC, a Delaware limited liability company

By:	/S/ Jeffrey Fine	By:	/S/ Jeffrey Fine

	Name: Jeffrey Fine		Name: Jeffrey Fine
	Title: Authorized Signatory		Title: Authorized Signatory
Collateral Trust Agreement

STRATOSPHERE LEASING, LLC, a Delaware limited liability company		STRATOSPHERE ADVERTISING AGENCY LLC, a Delaware limited liability company

By:	/S/ Jeffrey Fine

	Name: Jeffrey Fine	By:	/S/ Jeffrey Fine

	Title: Authorized Signatory		Name: Jeffrey Fine
Title: Authorized Signatory

W2007 ACEP FIRST MEZZANINE A GEN-PAR, L.L.C., a Delaware limited liability company		W2007 ACEP FIRST MEZZANINE A BORROWER, L.P., a Delaware limited partnership

By:	/S/ Jeffrey Fine

Name: Jeffrey Fine
	Title: Authorized Signatory	By:	W2007 ACEP First Mezzanine A
Gen-Par, L.L.C., a Delaware limited liability company, its general partner

By:	/S/ Jeffrey Fine
	Name:	Jeffrey Fine
	Title:	Authorized Signatory

W2007 ACEP FIRST MEZZANINE B GEN-PAR, L.L.C., a Delaware limited liability company		W2007 ACEP FIRST MEZZANINE B BORROWER, L.P., a Delaware limited partnership

By:	/S/ Jeffrey Fine
Name: Jeffrey Fine
	Title: Authorized Signatory	By:	W2007 ACEP First Mezzanine B
Gen-Par, L.L.C., a Delaware limited liability company, its general partner

By:	/S/ Jeffrey Fine
	Name:	Jeffrey Fine
	Title:	Authorized Signatory
Collateral Trust Agreement

W2007 STRATOSPHERE GEN-PAR, L.L.C.,		W2007 STRATOSPHERE PROPCO, L.P., a Delaware limited partnership

a Delaware limited liability company		By:	W2007 Stratosphere Gen-Par, L.L.C., a Delaware limited liability company, its general partner

By:	/S/ Jeffrey Fine		By:	/S/ Jeffrey Fine

	Name: Jeffrey Fine			Name: Jeffrey Fine
	Title: Authorized Signatory			Title: Authorized Signatory

W2007 STRATOSPHERE LAND GEN-PAR, L.L.C.,		W2007 STRATOSPHERE LAND PROPCO, L.P., a Delaware limited partnership a Delaware limited liability company

		By:	W2007 Stratosphere Land Gen-Par, L.L.C., a Delaware limited liability company, its general partner
By:	/S/ Jeffrey Fine

	Name: Jeffrey Fine		By:	/S/ Jeffrey Fine

	Title: Authorized Signatory			Name: Jeffrey Fine
Title: Authorized Signatory

W2007 AQUARIUS GEN-PAR, L.L.C., a Delaware limited liability company		W2007 AQUARIUS PROPCO, L.P., a Delaware limited partnership

By:	/S/ Jeffrey Fine	By:	W2007 Aquarius Gen-Par, L.L.C.,

	Name: Jeffrey Fine		a Delaware limited liability company,
	Title: Authorized Signatory		its general partner

			By:	/S/ Jeffrey Fine

Name: Jeffrey Fine
Title: Authorized Signatory
Collateral Trust Agreement

W2007 ARIZONA CHARLIE’S GEN-PAR, L.L.C.,		W2007 ARIZONA CHARLIE’S PROPCO, L.P.,
a Delaware limited liability company		a Delaware limited partnership

By:	/S/ Jeffrey Fine	By:	W2007 Arizona Charlie’s Gen-Par,

	Name: Jeffrey Fine		L.L.C., a Delaware limited liability
	Title: Authorized Signatory		company, its general partner

			By:	/S/ Jeffrey Fine

Name: Jeffrey Fine
Title: Authorized Signatory

W2007 FRESCA GEN-PAR, L.L.C.,		W2007 FRESCA PROPCO, L.P.,
a Delaware limited liability company		a Delaware limited partnership

By:	/S/ Jeffrey Fine	By:	W2007 Fresca Gen-Par, L.L.C.,

	Name: Jeffrey Fine		a Delaware limited liability company,
	Title: Authorized Signatory		its general partner

			By:	/S/ Jeffrey Fine

Name: Jeffrey Fine
Title: Authorized Signatory
Collateral Trust Agreement

THE BANK OF NEW YORK MELLON, as Trustee under the Indenture
By:	/S/ Anthony Bausa
	Name:	Anthony Bausa
	Title:	Senior Associate

THE BANK OF NEW YORK MELLON, as Collateral Trustee
By:	/S/ Anthony Bausa
	Name:	Anthony Bausa
	Title:	Senior Associate
Collateral Trust Agreement

EXHIBIT A to Collateral Trust Agreement
FORM OF ADDITIONAL SECURED DEBT DESIGNATION
     Reference is made to the Collateral Trust Agreement dated as of August 14, 2009 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Trust Agreement”) among American Casino & Entertainment Properties LLC, ACEP Finance Corp., the Guarantors from time to time party thereto, The Bank of New York Mellon, as Trustee under the Indenture (as defined therein) and The Bank of New York Mellon, as Collateral Trustee. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Collateral Trust Agreement. This Additional Secured Debt Designation is being executed and delivered in order to designate additional secured debt as Secured Debt entitled to the benefit of the Collateral Trust Agreement.
     The undersigned, the duly appointed [specify title] of the Issuers hereby certifies on behalf of the Issuers that:
          (A) [insert name of the applicable Issuer or Guarantor] intends to incur additional Secured Debt (“Additional Secured Debt”) which will be Secured Debt permitted by each applicable Secured Debt Document to be secured by a Secured Debt Lien Equally and Ratably with all previously existing and future Secured Debt;
          (B) the name and address of the Secured Debt Representative for the Additional Secured Debt for purposes of Section 7.6 of the Collateral Trust Agreement is:

Telephone:

Fax:

          (C) Each Issuer and Guarantor has duly authorized, executed (if applicable) and filed, registered or recorded (or caused to be filed, registered or recorded) in each appropriate governmental office all relevant filings, registrations and recordations, if any, as are necessary to cause the Additional Secured Debt to be secured by the Collateral in accordance with the Security Documents;
          (D) attached as Exhibit 1 hereto is a Reaffirmation Agreement duly executed by the Issuers and each Guarantor, and
          (E) the Issuers have caused a copy of this Additional Secured Debt Designation and the related Collateral Trust Joinder to be delivered to each

Exhibit A-1

existing Secured Debt Representative and all conditions precedent to the issuing of Additional Secured Debt under the Collateral Trust Agreement have been satisfied with respect to the Additional Secured Debt.
     IN WITNESS WHEREOF, the Issuers have caused this Additional Secured Debt Designation to be duly executed by their undersigned officers as of                     , 20___.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC, as Issuer
By:
Name:
Title:

ACEP FINANCE CORP., as Issuer
By:
Name:
Title:

Exhibit A-2

ACKNOWLEDGEMENT OF RECEIPT
The undersigned, the duly appointed Collateral Trustee under the Collateral Trust Agreement, hereby acknowledges receipt of an executed copy of this Additional Secured Debt Designation.

THE BANK OF NEW YORK MELLON, as Collateral Trustee
By:
Name:
Title:

Exhibit A-3

EXHIBIT 1 to Additional Secured Debt Designation
FORM OF REAFFIRMATION AGREEMENT
     Reference is made to the Collateral Trust Agreement dated as of August 14, 2009 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Trust Agreement”) among American Casino & Entertainment Properties LLC, ACEP Finance Corp., the Guarantors from time to time party thereto, The Bank of New York Mellon, as Trustee under the Indenture (as defined therein) and The Bank of New York Mellon, as Collateral Trustee. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Collateral Trust Agreement. This Reaffirmation Agreement is being executed and delivered as of ___, 20___in connection with an Additional Secured Debt Designation of even date herewith which Additional Secured Debt Designation has designated additional secured debt as Secured Debt entitled to the benefit of the Collateral Trust Agreement.
     Each of the undersigned hereby consents to the designation of additional secured debt as Secured Debt as set forth in the Additional Secured Debt Designation of even date herewith and hereby confirms its respective guarantees, pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each Secured Debt Documents to which it is party, and agrees that, notwithstanding the designation of such additional indebtedness or any of the transactions contemplated thereby, such guarantees, pledges, grants of security interests and other obligations, and the terms of each Secured Debt Document to which it is a party, are not impaired or adversely affected in any manner whatsoever and shall continue to be in full force and effect and such additional secured debt shall be entitled to all of the benefits of such Secured Debt Document.
     Governing Law and Miscellaneous Provisions. The provisions of Article 7 of the Collateral Trust Agreement will apply with like effect to this Reaffirmation Agreement.

Exhibit A-4

     IN WITNESS WHEREOF, each of the undersigned has caused this Reaffirmation Agreement to be duly executed as of the date written above.

[INSERT NAMES OF ISSUERS AND GUARANTORS]
By:
Name:
Title:

Exhibit A-5

EXHIBIT B to Collateral Trust Agreement
FORM OF COLLATERAL TRUST JOINDER – ADDITIONAL SECURED DEBT
     Reference is made to the Collateral Trust Agreement dated as of August 14, 2009 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Trust Agreement”) among American Casino & Entertainment Properties LLC, ACEP Finance Corp., the Guarantors from time to time party thereto, The Bank of New York Mellon, as Trustee under the Indenture (as defined therein) and The Bank of New York Mellon, as Collateral Trustee. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Collateral Trust Agreement. This Collateral Trust Joinder is being executed and delivered pursuant to Section 3.8 of the Collateral Trust Agreement as a condition precedent to the debt for which the undersigned is acting as agent being entitled to the benefits of being additional secured debt under the Collateral Trust Agreement.
     1. Joinder. The undersigned,                     , a                      (the “New Representative”), as [trustee, administrative agent] under that certain [describe applicable indenture, credit agreement or other document governing the additional secured debt] hereby agrees to become party as a Secured Debt Representative under the Collateral Trust Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Collateral Trust Agreement as fully as if the undersigned had executed and delivered the Collateral Trust Agreement as of the date thereof.
     2. Lien Sharing and Priority Confirmation.
     The undersigned New Representative, on behalf of itself and each holder of Obligations in respect of the Series of Secured Debt for which the undersigned is acting as Secured Debt Representative hereby agrees, for the enforceable benefit of all holders of each existing and future Series of Secured Debt, each other existing and future Secured Debt Representative and each existing and future holder of Permitted Prior Liens and as a condition to being treated as Secured Debt under the Collateral Trust Agreement that:
     (a) all Secured Debt Obligations will be and are secured Equally and Ratably by all Secured Debt Liens at any time granted by any Issuer or any Guarantor to secure any Obligations in respect of any Series of Secured Debt, whether or not upon property otherwise constituting collateral for such Series of Secured Debt, and that all such Secured Debt Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Secured Debt Obligations Equally and Ratably;
     (b) the New Representative and each holder of Obligations in respect of the Series of Secured Debt for which the undersigned is acting as Secured Debt Representative are bound by the provisions of this Agreement, including the provisions relating to the ranking of Secured Debt Liens and the order of application of proceeds from the enforcement of Secured Debt Liens; and

Exhibit B-1

     (c) the New Representative consents to the terms of the Collateral Trust Agreement and the other Security Documents and directs the Collateral Trustee to perform its obligations under the Collateral Trust Agreement and the other Security Documents.
     3. Governing Law and Miscellaneous Provisions. The provisions of Article 7 of the Collateral Trust Agreement will apply with like effect to this Collateral Trust Joinder.

Exhibit B-2

     IN WITNESS WHEREOF, the parties hereto have caused this Collateral Trust Joinder to be executed by their respective officers or representatives as of                     , 20___.

[NAME OF NEW REPRESENTATIVE]
By:
Name:
Title:

Exhibit B-3

     The Collateral Trustee hereby acknowledges receipt of this Collateral Trust Joinder and agrees to act as Collateral Trustee for the New Representative and the holders of the Obligations represented thereby:

THE BANK OF NEW YORK MELLON, as Collateral Trustee
By:
Name:
Title:

Exhibit B-4

EXHIBIT C to Collateral Trust Agreement
FORM OF COLLATERAL TRUST JOINDER – ADDITIONAL GUARANTOR
     Reference is made to the Collateral Trust Agreement dated as of August 14, 2009 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Trust Agreement”) among American Casino & Entertainment Properties LLC, ACEP Finance Corp., the Guarantors from time to time party thereto, The Bank of New York Mellon, as Trustee under the Indenture (as defined therein) and The Bank of New York Mellon, as Collateral Trustee. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Collateral Trust Agreement. This Collateral Trust Joinder is being executed and delivered pursuant to Section 7.18 of the Collateral Trust Agreement.
     1. Joinder. The undersigned,                     , a                     , hereby agrees to become party as a Guarantor under the Collateral Trust Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Collateral Trust Agreement as fully as if the undersigned had executed and delivered the Collateral Trust Agreement as of the date thereof.
     2. Governing Law and Miscellaneous Provisions. The provisions of Article 7 of the Collateral Trust Agreement will apply with like effect to this Collateral Trust Joinder.

Exhibit C-1

     IN WITNESS WHEREOF, the parties hereto have caused this Collateral Trust Joinder to be executed by their respective officers or representatives as of                     , 20___.

[NAME OF NEW GUARANTOR]
By:
Name:
Title:

Exhibit C-2

     The Collateral Trustee hereby acknowledges receipt of this Collateral Trust Joinder and agrees to act as Collateral Trustee with respect to the Collateral pledged by the new Guarantor:

THE BANK OF NEW YORK MELLON, as Collateral Trustee
By:
Name:
Title:

Exhibit C-3